Exhibit 23.3

KPMG LLP Brickell City Centre, Suite 1200 78 SW 7 Street Miami, FL 33130

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-126827) on Form S-8 and (No. 333-289316) on Form F-3 of Grupo Televisa, S.A.B. of our report dated March 20, 2026, with respect to the consolidated financial statements of TelevisaUnivision, Inc., which report appears in the Form 20-F of Grupo Televisa, S.A.B. dated April 30, 2026.

/s/ KPMG LLP

Miami, Florida
April 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.